MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING "MOU", made this 7th day of December, 2000 by and between SE GLOBAL COMMUNICATIONS (Hong Kong) LIMITED. also known as "SE Global" with an office at 5507 The Center, 99 Queens Road Central, Hong Kong and Aizawa Securities Co. Ltd. ("Dealer") with an operating address of 1-20-3, Nihonbachi, Chuo-ku, Tokyo, Japan 103-0027

WHEREAS:

1) SE GLOBAL is desirous to establish an operational relationship with Dealer (s). This Memorandum of Understanding sets out the basic principles of this business relationship:

(a) SE GLOBAL shall set up a World Wide Web to attract clients from the Internet community, which includes international and domestic investors.

(b) SE GLOBAL shall be responsible for system start up of the World Wide Web site, software development accounting, and web management of the Internet site.

(c) SE GLOBAL shall bear the cost of developing a software program that will transmit and deliver the clients buy or sell orders to the designated Dealer.

(d) SE GLOBAL shall be responsible for all marketing expenditures. The marketing campaign will be to promote and market its services Globally in order to generate new investors or clients.

(e) SE GLOBAL shall appoint no more than two (2) Dealers in each country it is establishing an operational relationship.

(f) SE GLOBAL shall design a membership database to monitor all investors that have registered in the respective web site.

(g) SE GLOBAL shall serve as a conduit to those potential clients and Dealer(s). SE GLOBAL will gather all the requisite information, and thereby funnel the client's account data to a Dealer of clients' own selection in order to open an account.

2) The Dealer to this Memorandum of Understanding hereby covenants and agrees to the following:

(a) The Dealer will cooperate with SE GLOBAL's technical department to implement the "translator" so that each clients' portfolio and transaction derived from SE GLOBAL's web can be tracked, monitored and recorded.

(b) The Dealer will maintain an accurate accounting for each transaction derived from SE GLOBAL's web site and compensate SE GLOBAL the amount of the marketing fee as agreed in the formal agreement on a monthly basis.

(c) The Dealer by itself or through a firm designated by itself in the country of relevant client (the "firm") will cooperate, and work collectively with SE Global's customer service department to assist potential clients' in opening accounts & future customer related services.

(d) The Dealer by itself or through the firm will execute all transactions in accordance to the local regulation and by-laws governed by their respective jurisdiction.

(e) The Dealer will administer the same degree of attention, service, and expertise to all accounts, whether it is an account directed from SE GLOBAL's web or an account recruited from the Dealers' individual efforts.

(f) The Dealer by itself or through the firm will be responsible for all (if any) client inquiries relating to investment opportunities in their respective regions.

(g) The Dealer has the option to communicate with the Clients directly to solicit information; to provide customer service; or promote other Dealer services available. However, the Dealer undertakes that all transactions must take place using the original account that was established from SE GLOBAL's referral, thus entitling SE GLOBAL a percentage of payment as stated in this MOU.

(h) The Dealer must have the internal trading software fully operational.

(i) Without conflicting with any regulatory rules, the Dealer would provide certain market data free of charge to SE GLOBAL such as financial news releases, market orders, bids & asks, local indices and historical data.

3) SE GLOBAL and the Dealer hereby mutually covenant and agree to the following:

(a) SE GLOBAL and the Dealer mutually agrees that the Dealer will reimburse SE GLOBAL a fixed internet portal Maintenance Fee ("Maintenance Fee") to defray some of the ongoing expenses SE GLOBAL will incur for maintaining the web-site .

(b) The Maintenance Fee shall be approximately $15 to a maximum of $25 USD per transaction. These fee structures are subject to final negotiation to be incorporated into the formal agreement. A lesser fee shall apply for order of lower value. A price matrix shall be discussed and established in the formal agreement.

(c) SE GLOBAL will not provide any kind of investment related advice to the potential or establish client in any shape, size or form. SE GLOBAL's role is strictly an internet portal service providing convenience and technology to potential clients who has interest to invest in a market or stock of their own selection.

(d) After the Broker has confirmed receipt of the client's order, the Dealer will be responsible for all transactions, and any dispute that may arise with the client must be settled at the expense of the Dealer except such dispute arises from SE Global's service. SE GLOBAL does not bear any responsibility, knowledge, or license in handling or dealing with securities. The Dealer must acquire all the requisite licenses, and comply with their respective securities regulations.

(e) All terms and conditions set out in this Memorandum of Understanding and any future agreements will conform to all local law and stock exchange policies. The Dealer will seek advice from its legal counsel and local authorities for approval of the formal agreement. In the event of any contradicting term(s) from this agreement with local law, the home law will take precedent of this agreement. In the event of policy disagreement, the parties will assist each other to resolve those variant terms. If the parties are unable to reach a resolution, this Memorandum of Understanding and all other agreements will immediately become null and void.

4) Time: Time is of the essence of this Memorandum of Understanding. This Memorandum of Understanding must be executed and returned to SE GLOBAL within 7 days of its receipt. If both parties on or before 14th of December, 2000 do not execute this Memorandum of Understanding, this Memorandum of Understanding shall be null and void.

5) Formal Agreement: Upon execution of this MOU, SE GLOBAL will proceed to prepare a formal agreement outlining all other financial and business terms and conditions in detail, subject to the approval of the Dealer and respective parties legal counsel. Upon approval, the parties shall execute the formal agreement.

6) Terms and Conditions: The terms and conditions of this MOU will form an integral part of the formal agreement. The formal agreement will be valid for a period of five (5) years from date of execution.

7) Non-Compete: SE GLOBAL's business model is to advertise and maintain an Internet portal business, and to incorporate a number of different Dealers from different regions to providing a convenient conduit to clients around the globe ie. international clients will open the account and deal with the Dealer through the portal site of SE Global (B to C) and settlement will be executed between clients and the Dealer. SE Global's business model does not compete with that of the strategic alliance recently agreed by the Dealer, Dongwon Securities, Capital Securities, and TaiFook Securities. The Dealer agrees not to directly or indirectly compete with business of SE GLOBAL using the same business model. The term 'not compete' shall mean manage, operate, or consult in a business substantially similar with the business model of SE GLOBAL.

8) Non Disclosure and Confidentiality. Any information furnished orally, in written for, by electronic means or by any other means which was identified by SE GLOBAL or the Dealer as confidential, shall be treated as Confidential information and must not be disclosed to third parties who are not privy to this Memorandum of Understanding.

9) No Publicity: The Dealer agrees not to disclose its participation in this undertaking, the existence or terms and conditions of the Memorandum of Understanding, until a formal agreement has been executed.

10) No Assignment: The Dealer nor SE Global's may not assign this Memorandum of Understanding or any interest herein without the other parties' express prior written consent.

11) Representation and Warranties: The representations and warranties set forth in this Memorandum of Understanding, shall be continuing with the same force and effect throughout the discussion stages until a formal agreement has been executed.

12) This Memorandum of Understanding is not a binding agreement expect for those items described in section 7, 8, 9 & 10.

Executed this day 7th of December, 2000.

First Party;

SE Global Communications (Hong Kong) Limited

By: /s/ Derek Fung
Name: Derek Fung
Title: VP Business Development, North Asia

Second Party (Dealer):

Aizawa Securities Co. Ltd.

By: /s/ Shuzou Yoshida
Name: Shuzou Yoshida
Title: COO & PRESIDENT